Exhibit 10.24

January 11, 2010

Rhonda Parish

130 Mockingbird Hill Road

Landrum, SC 29356

RE: Employment Offer

Dear Rhonda:

I am pleased to confirm our verbal offer extended to you to join Einstein Noah Restaurant Group, Inc. (“ENRG”) as Chief Legal Counsel reporting directly to Jeff O’Neill, President/CEO.

We are proud of the outstanding team we are building and look forward to the contributions and experience you will bring as a full time member of the ENRG Executive Team.

As discussed, your biweekly pay will be $10,192.00 (which is an annual salary of $265,000.00) with an annual target bonus of 75% of your base compensation. Further discussion of bonus is addressed later in this letter. We would like to have you start as soon as possible and at a minimum attend our next Board Meeting which is scheduled for January 20th 2010 in New York City. This is a great opportunity for you to meet all of the Board members early on and I hope your schedule permits this quick turn-around.

As Chief Legal Counsel, you will be responsible for leading corporate strategic and tactical legal initiatives. In addition, you will also be responsible for providing key legal advice on all major transactions, and have ultimate responsibility for legal compliance with all SEC, federal, state, and local laws. This position will create a constructive, energetic and communicative relationship with all key Departments across the organization as well as with the Board of Directors.

Working directly with the Senior Leadership Team you and the Legal Team will be responsible for providing timely communication of relevant topics, key issues and agendas, for the Board meetings as well as advising the Board on key corporate governance and legal responsibilities. In addition you will select, direct, and collaborate with outside counsel on pending and new claims, investigations, and litigation. This position will also be responsible for the communication of current status on all legal claims to the Senior Leadership Team and Board of Directors, manage legal department budgets, balancing outside counsel costs to ensure appropriate coverage of major projects. This position does require your relocation to the Denver, Colorado area, no later than 6 months following your date of hire and ENRG will provide you with a relocation benefit discussed later in this letter.

As part of your Personal Performance Objectives (PPO’s) you will play a key Leadership role in developing our Legal Strategy, along with working directly with the CEO in setting Corporate strategy, developing the Annual Operating Plan and establishing departmental fiscal budgets. As a regular, full-time employee of ENRG, you will be eligible to participate in the employee

555 Zang Street, Suite 300  |  Lakewood, Colorado 80228  |  303.568.8000  |  www.einsteinnoah.com

benefit plans that are offered to similarly situated employees. A description of those benefits plans will be provided to you under separate cover. In particular, you will be eligible for Medical and Dental coverage on the first of the month following your 31st day of employment. As an officer and highly compensated employee, you are not able to participate in our 401(k), but you will be eligible to participate in our Non-Qualified Deferred Compensation Plan, subsequent to formal Board of Director approval. With reference to your vacation benefits, your allowance will be based on the company’s Paid Time Off policy and you will accrue 22 days per year based on your hire date. The specifics of this policy will be explained under separate cover. You will be an “at-will” employee, which means this agreement can be cancelled at anytime by Either party by giving written notice to the other party.

In addition to the above mentioned benefits, ENRG will also pay the premiums for life insurance of $400,000 and Long Term Disability based on your base salary of $265,000. You will also be eligible to participate in our Flexible Health Spending Account, providing you wish to defer a portion of your health and welfare out of pocket expenses in a pre-tax dollar account.

Bonus Potential

As a participant in the Support Center/Field Support Bonus Plan, you will be eligible for a bonus based on 75% of your base salary. The bonus is based on ENRG EBITDA performance, as well as individual performance. The bonus plan year is based on our fiscal year and the amount of any bonus is generally paid on or before March 15 of the calendar year following the calendar year to which the bonus relates. Your participation will be prorated based on your date of hire.

Miscellaneous

ENRG will also provide the following in terms of our employment offer:

•

Subject to Board of Director approval, ENRG grant you 50,000 stock options, which will vest equally over 3 years on the first, second and third anniversaries of the date of grant, provided you are then employed by ENRG. These stock options have a term life of 10 years.

•

During your relocation period to the Denver area (not to exceed 6 months from your date of hire) ENRG will provide business-related air transportation to/from your current residence as well as appropriate travel expenses such as apartment/hotel accommodations.

•

In terms of your relocation, ENRG will provide you with a onetime payment of $50,000.00 (gross) for relocation expenses. This will be made payable to you on your first paycheck. In the event you terminate your employment with ENRG voluntarily within 1 year from your date of hire, you will be responsible for repayment of 50% of the relocation payment made to you.

555 Zang Street, Suite 300  |  Lakewood, Colorado 80228  |  303.568.8000  |  www.einsteinnoah.com

Rhonda, I am excited about the prospect of having you as a partner on the business and a key member of the ENRG Leadership team and I look forward to the personal contributions you will make to our future success. Please acknowledge your acceptance of this offer of employment in the space provided and return a copy to me. You may fax a copy back to Michael Serchia, Vice President of Human Resources at 303-275-7253.

Again, I look forward to working directly with you and am confident that the experience you bring will be a great complement to the current Leadership Team.

Sincerely,

Jeffery O’Neill

President/Chief Executive Officer

555 Zang Street, Suite 300  |  Lakewood, Colorado 80228  |  303.568.8000  |  www.einsteinnoah.com

I hereby accept the offer as stated above and also acknowledge that I do not have any contractual obligations or non-compete agreements which would inhibit me from performing my duties as Chief Legal Officer of Einstein Noah Restaurant Group, Inc. This offer is contingent on successful background verification. I will also become a member of the Colorado Bar Association within 3 months of my date of hire. I understand that the employment relationship is “at-will” and that either myself or the organization can terminate the relationship at any time, with or without notice.

Signature:	Date:
Rhonda Parish

Witness Signature:	Date:

555 Zang Street, Suite 300  |  Lakewood, Colorado 80228  |  303.568.8000  |  www.einsteinnoah.com